As filed with the Securities and Exchange Commission on September 22, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Greene County Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Tennessee	62-1222567
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)
100 North Main Street
Greeneville, Tennessee 37743-4992
(423) 639-5111
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

R. Stan Puckett
Greene County Bancshares, Inc.
100 North Main Street
Greeneville, Tennessee 37743-4992
(423) 639-5111
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Bob F. Thompson Bass, Berry & Sims PLC 315 Deaderick Street, Suite 2700 Nashville, Tennessee 37238-0002 (615) 742-6200	Randolph A. Moore III Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, Georgia 30309-3424 (404) 881-7000

      Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☒ 333-127120
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐ ______________
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	Unit(2)	Price	Registration Fee

Common Stock, $2.00 par value	383,000 shares	$25.75	$9,862,250	$1,161

(1)	Includes shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.

(2)	For purposes of computing the registration fee, pursuant to Rule 457 under the Securities Act, based on the price of the shares sold to the public.
      This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933.

Incorporation of Certain Information by Reference
      This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, solely to register additional shares of common stock, $2.00 par value, of Greene County Bancshares, Inc. (the “Company”). The contents of the Registration Statement on Form S-3 (Reg. No. 333-127120) originally filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 2, 2005, as amended by Amendment No. 1 filed with the Commission on September 9, 2005 and declared effective by the Commission on September 22, 2005, including the exhibits thereto and each of the documents incorporated by reference therein, are incorporated by reference into this Registration Statement.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greeneville, State of Tennessee, on this 22nd day of September, 2005.

GREENE COUNTY BANCSHARES, INC.

By:	/s/ William F. Richmond

William F. Richmond Senior Vice President, Chief Financial Officer and Assistant Secretary
      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

* R. Stan Puckett	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	September 22, 2005

/s/ William F. Richmond William F. Richmond	Senior Vice President, Chief Financial Officer and Assistant Secretary (Principal Accounting and Financial Officer)	September 22, 2005

Phil M. Bachman	Director

* Charles S. Brooks	Director	September 22, 2005

* Bruce Campbell	Director	September 22, 2005

* W.T. Daniels	Director	September 22, 2005

* Jerald K. Jaynes	Director	September 22, 2005

* Terry Leonard	Director	September 22, 2005

* Ronald E. Mayberry	Director	September 22, 2005

* Kenneth R. Vaught	Director	September 22, 2005

II-1

Signature	Title	Date

* Charles H. Whitfield, Jr.	Director	September 22, 2005

* John Tolsma	Director	September 22, 2005

* Robin R. Haynes	Director	September 22, 2005

* By: /s/ William F. Richmond William F. Richmond Attorney-in-fact		September 22, 2005

II-2

EXHIBIT INDEX

Exhibit
No.	Exhibit

5.1	Opinion of Bass, Berry & Sims PLC
23.1	Consent of Dixon Hughes PLLC
23.2	Consent of Crowe Chizek and Company LLC
23.3	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1)
24.1	Power of Attorney (contained on the signature page to the Greene County Bancshares, Inc. Form S-3 filed on August 2, 2005 (Registration No. 333-127120)).
The Registrant is a party to certain agreements entered into in connection with the offering by Greene County Capital Trust I (“GC Trust”) of $10 million of variable rate trust preferred securities and the offering by Greene County Capital Trust II (“GC Trust II”) of $3 million of variable rate trust preferred securities, each as more fully described in the prospectus to which this Registration Statement relates. In accordance with Item 601(b)(4)(iii) of Regulation S-K, and because the total amount of the trust preferred securities is not in excess of 10% of the Registrant’s total assets, the Registrant has not filed the various documents and agreements associated with the trust preferred securities herewith. The Registrant has, however, agreed to furnish copies of the various documents and agreements associated with the trust preferred securities to the SEC upon request.